EXHIBIT 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement” or “Amended Agreement”) is made as of this 11th day of June, 2010 by and among THE WASHINGTON SAVINGS BANK, a federally chartered stock savings bank (the “Bank” or the “Employer”) and PHILLIP C. BOWMAN, an individual residing in Arnold, Maryland (the “Executive”).

WHEREAS, effective March 21, 2005 the parties hereto entered into an Employment Agreement (the “Prior Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Prior Agreement as provided herein.  NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth in this Amended Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                      Employment.

(a)                                  Term.  The initial term of employment under this Amended Agreement shall be for the period commencing on the date hereof and ending on April 30, 2011 (the “Initial Term”).   Subject to annual review and approval by the Board of Directors of the Employer, this Amended Agreement may be extended by written notice from the Employer to the Executive for an additional consecutive 12-month period (the “Extended Term”) with such written notice being given no later than March 31, 2011 and every subsequent March 31st thereafter. Failure of Employer to give such written notice shall result in a termination of this Agreement effective on the following April 30th of any year this Agreement is in effect.   The Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Term.”

(b)                                 Duties.  The Executive is employed as chief executive officer during the Employment Term.   As chief executive officer, the Executive shall render executive, policy and other management services to the Employer consistent with the Executive’s position and experience and of the type customarily performed by persons serving in a similar capacity, and shall be responsible for all aspects of the management and operations of the Employer (including without limitation development and implementation of a revised business plan, supervision of the Employer’s lending function, and development of an executive management team consistent with the Employer’s business plan and the policies and direction of the Board of Directors) and shall report to the Employer’s Board of Directors or such committee thereof as shall be designated by the Board of Directors.   During the Employment Term, there shall be no material decrease in the duties and responsibilities of the Executive otherwise than as provided herein, unless the parties otherwise agree in writing.  During the Employment Term, the Executive shall not be required to relocate, without his consent, his place of employment to a location more than 50 miles away from the Employer’s Bowie, Maryland headquarters location to perform his duties hereunder, except for reasonably required travel by the Executive on the business of the Employer.  The Executive is encouraged to affiliate with professional associations, business and civic organizations in support of his role as chief executive officer, provided that Executive’s involvement in such activities does not adversely affect the performance of his duties on behalf of the Employer.

2.                                      Compensation and Benefits.

(a)                                  Base Salary.  The Executive shall initially be paid a base salary at an annualized rate of $282,000 (as may be adjusted from time to time in accordance with this Amended Agreement, “Base Salary”), payable in accordance with the Employer’s regular payroll practices for its executive employees.  On an annual basis, prior to November 30 of each year during the Employment Term, the Executive’s Base Salary shall be reviewed by the independent members of the Board of Directors (or a committee comprised exclusively of independent members, as set forth in the listing standards of the NASDAQ Stock Market LLC) and may be increased in the discretion of the Board of Directors of the Employer or such committee.  In reviewing the Executive’s Base Salary, the Chief Executive Officer and Board of Directors of the Employer shall consider the Executive’s performance, scope of responsibility, and such other matters as they deem appropriate.  The Base Salary of the Executive shall not be decreased at any time during the Employment Term from the amount then in effect, unless the Executive otherwise agrees in writing.

(b)                                 Bonuses and Incentive Compensation.  The Executive shall be eligible to receive an annual bonus as may be determined by the independent members of the Board of Directors (or a committee comprised exclusively of independent members) in their discretion.  No other compensation provided for in this Amended Agreement shall be deemed a substitute for the Executive’s right to participate in such bonus when and as declared by the Board of Directors of the Employer.  This provision shall not preclude the grant of any other bonus or incentive compensation to the Executive as determined by the Board of Directors of the Employer.  The Employer must pay any declared bonus to the Executive no later than the 15th day of the third month after the close of the year for which the Employer awarded the bonus and for which the Executive has a vested right.

(c)                                  Employee Stock Options.  Any grant of employee stock options after the date hereof shall be subject to the discretion of the independent members of the Board of Directors.

(d)                             Benefit Plans.  The Executive shall be eligible to participate in any employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit plans or programs maintained by the Employer for the benefit of its executive employees.  The Executive’s participation in any such benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs.  If the Executive’s employment by the Employer shall cease for any reason other than by voluntary termination (as described in Section 3(b) below) or for “Cause” (defined in Section 3(e) below), the Executive shall receive continued group life, health, dental, accident and long term disability insurance coverage for the remaining Employment Term, equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a “Change of Control” (defined in Section 4(b) below), on the date of such Change of Control, whichever benefits are greater, if he had continued working for the Employer during the remaining Employment Term at the highest rate of salary achieved during the Employment Term, but taking into account any coverage provided from any subsequent employer.

(e)                                  Expenses.  Subject to the policies of the Employer and oversight by the Board of Directors, the Executive is authorized to incur reasonable expenses in the performance of his duties hereunder, including the costs of business entertainment, travel, and attendance at conventions and meetings.  The Employer (subject to oversight by the Board of Directors) shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account of such expenses.

(f)                                    Other Benefits.  During the period of employment, the Executive shall also be entitled to receive the following benefits:

(i)                                     Paid vacation of at least four weeks during each calendar year (prorated for partial years) (with no carry over of unused vacation to a subsequent year) and any holidays that may be provided to substantially all employees of the Employer in accordance with the Employer’s holiday policy;

(ii)                                  Reasonable sick leave consistent with the Employer’s policy in that regard for other executive officers;

(iii)                               Reimbursement of monthly dues and related fees (but not personal expenses) for one country club membership as may be beneficial to the Executive’s roles with the Employer.  The choice of club shall be subject to prior review and approval by the Board of Directors, and shall be subject to subsequent review and disapproval by the Board of Directors; and

(iv)                              A company automobile for business use.  In lieu thereof, at the Employer’s option, the Executive may receive the lease of an automobile for business use for up to $500 monthly and reasonable associated repair and maintenance costs.

3.                                      Termination.

Prior to a Change of Control, the Executive’s employment by the Employer shall be subject to termination as follows:

(a)                              Expiration of the Employment Term.  The Executive’s employment with the Employer shall not terminate prior to the expiration of the established term, except as provided below in Section 3.

(b)                                 Voluntary Termination.  The Executive may terminate this Amended Agreement upon not less than 30 days prior written notice delivered to the Employer, in which event the Executive shall be entitled only to the compensation and benefits the Executive has earned or accrued through the effective date of the voluntary termination.

(c)                                  Termination Upon Death.  This Amended Agreement shall terminate upon the Executive’s death.  In the event this Amended Agreement is terminated as a result of the Executive’s death, the Employer shall continue payments of the Executive’s Base Salary which should have otherwise been due for a period of 30 days following the Executive’s death to the Executive’s estate.

(d)                                 Termination Upon Disability.  The Employer may terminate this Amended Agreement upon the Executive’s disability.  For purposes of this Amended Agreement, the Executive’s inability to perform the Executive’s duties hereunder by reason of physical or mental illness or injury for a period of 26 consecutive weeks that follows the Executive’s use of all available sick leave (the “Disability Period”) shall constitute disability.  The determination of disability shall be made by a physician selected by the Employer.  During the Disability Period, the Executive shall be entitled to 100% of the Executive’s Base Salary otherwise payable during that period, reduced by any other Employer provided benefits to which the Executive may be entitled with respect to the Disability Period which benefits are specifically payable solely on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, worker’s compensation law, or any other benefit program or arrangement then in effect, it being acknowledged that the Employer does not currently maintain any group disability coverage).

(e)                                  Termination for Cause.  Subject to the provisions of Section 3(k) of this Amended Agreement, the Employer may terminate Executive’s employment for Cause.  For the purposes of this Amended Agreement, the Employer shall have “Cause” to terminate Executive’s employment under this Amended Agreement upon:  (i)  the failure by Executive to perform his duties under this Amended Agreement (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after a written demand for performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not performed his duties; (ii) the engaging by Executive in acts of dishonesty, incompetence, fraud, gross negligence, breach of fiduciary duty involving personal profit, willful misconduct or other gross misconduct injurious to the Employer;  (iii)  the violation by Executive of any law, rule or regulation (other than traffic violations or similar offenses) or formal or informal enforcement action of any governmental regulatory agency applicable to the Employer or its personnel and injurious to the Bank; or (iv) the breach of this Amended Agreement by Executive.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable written notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board at such meeting), finding that in the good faith opinion of the Board, Executive was guilty of conduct set forth above in any of clauses (i), (ii), (iii) or (iv) of this Section 3(e) and describing such conduct.

(f)                                    Termination Without Cause.  The Employer may terminate the Executive’s employment for reasons other than Cause upon not less than 60 days prior written notice delivered to the Executive, in which event the Employer shall pay to the Executive an amount equal to the Base Salary for the remaining Term plus eight months Base Salary, which amounts shall be paid in consecutive monthly installments following the date the Executive’s employment is terminated.  If the Executive terminates his employment with the Employer during the Employment Term for “Good Reason” (defined in Section 4(c) below), other than following a Change of Control, such termination shall be deemed to have been a termination by the Employer of the Executive’s employment without Cause.

(g)                                 Change of Control.  If the Executive’s employment by the Employer shall cease for any reason other than Cause within 12 months following a Change of Control that occurs during the Employment Term, the provisions of paragraph 4 below shall apply.

(h)                                 Termination as the Result of Non-Renewal.  If the Employer does not extend the Employment Term under Section 1(a) then, upon the expiration of the Employment Term, the Employer shall pay to the Executive an amount equal to eight months Base Salary, which amount shall be paid in eight consecutive monthly installments commencing on the month following the month the Employment Term expires with the understanding that there will be no interruption in normal salary payments received by Employee.  However, at Employer’s option, Employer may release Executive from the provisions of Section 5(b) by providing written notice of such release to Executive, upon which Executive shall be deemed to have waived and released any right to severance under this Section 3(h).

(i)                                     Resignation.  Effective upon the Executive’s termination of employment for any reason, the Executive hereby resigns from any and all offices and positions including but not limited to directorship, related to the Executive’s employment with the Employer and any subsidiaries or affiliates thereof, and held by the Executive at the time of termination.

(j)                                     Regulatory Limits.  Notwithstanding any other provision in this Amended Agreement, (i) the Employer may terminate or suspend this Amended Agreement and the employment of the Executive hereunder, as if such termination were for Cause under Section 3(e) hereof, to the extent required by the applicable Federal or state related to banking, deposit insurance or bank or savings institution holding companies or by regulations or orders issued by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or any other state or federal banking regulatory agency having jurisdiction over the Employer and (ii) no payment shall be required to be made to or for the benefit of the Executive under this Amended Agreement to the extent such payment is prohibited by applicable law, regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the Employer’s burden to prove that any such action was so required.

(k)                                  Notice of Termination.  Any termination by the Employer or by Executive pursuant to the terms and provisions of this Amended Agreement shall be communicated by written Notice of Termination, as defined in this Amended Agreement, to the other party to this Amended Agreement.  For purposes of this Amended Agreement, a “Notice of Termination” shall mean a written notice, given in accordance with the provisions of Section 15 of this Amended Agreement, which shall indicate the specific termination provision in this Amended Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(l)                                     Offset.  If Executive’s employment shall cease for any reason, including pursuant to non-renewal of this Amended Agreement, and Executive secures other employment with an entity that competes with Employer for loans and/or deposits during the period that the Executive is entitled to any payments pursuant to this Amended Agreement, such payments shall be reduced by the amount of any compensation or other payments received as a result of such other employment.  For purposes of this section “other employment” includes employment on an at-will basis or services provided as an independent contractor.

4.                                      Termination Following a Change of Control.

(a)                                  (i)                                     In the event the Employee is employed and Employer terminates the Executive’s employment, or the Executive terminates employment with Good Reason, in either case within 12 months after a Change of Control, the Employer shall, within 60 days of termination, pay to the Executive a lump sum cash payment equal to 1.5 times the average annual compensation paid to the Executive by Employer and included in the Executive’s gross income for income tax purposes during the five full calendar years, or shorter period of employment, that immediately precede the year during which the Change of Control occurs, subject to the limitation in subparagraph (a)(ii) below.

(ii)                                  The Employer must withhold from the payment described in subparagraph (a)(i) the difference between the lump sum described in subparagraph (a)(i) and two times the compensation limit described in Section 401(a)(17) of the Internal Revenue Code, (the “Code”) as adjusted for inflation.  The difference withheld must be paid in a lump sum on the first business day of the seventh calendar month after the Executive’s Severance From Employment.

(b)                                 For purposes of this Amended Agreement, a “Change of Control” shall mean:

(1)                                  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Employer or WSB Holdings, Inc., the parent of the Bank (the “Company”) (the “Outstanding Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Employer or the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Employer or the Company, (ii) any acquisition by the Employer or the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer, the Company or any other corporation controlled by, or controlling, the Employer or the Company, or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 4(c); or

(2)                                  The date any one person, or more than one person acting as a group, acquires, or has acquired during the 12-month period ending on the day the most recent acquisition by such person or persons, ownership of stock of the Employer or the Company possessing 30% or more of the total voting power of the stock of the Employer or the Company; or

(3)                                  Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) of either the Employer or the Company cease for any reason to constitute at least a majority of such Board of Directors during a 12-month period; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board of the Employer or the Company, as the case may be, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Employer or the Company; or

(4)                                  Consummation of a reorganization, merger or consolidation or sale or other disposition during a 12-month period of all or substantially all (i.e. 40% of the total gross fair market value) of the assets of the Employer or the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities of the Employer or the Company, as the case may be, immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Employer or the Company or all or substantially all of the Employer’s or the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities of the Employer or the Company, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Employer or the Company, the Employer or the Company, as the case may be, such corporation resulting from such Business Combination or a corporation controlled by any of them) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(5)                                  Approval by the shareholders of the Employer or the Company, as the case may be, of a complete liquidation or dissolution of the Employer or the Company without the establishment of a successor corporation.  Notwithstanding the foregoing, liquidation or dissolution is not a Change of Control Event for Code Section 409A purposes unless the Company complies with Section 4(f) herein.

(c)                                  “Good Reason” shall mean:

(i)                                     without Executive’s written consent, a material change in the nature or scope of the authorities, powers, functions or duties of Executive or the assignment to Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Employer, or a change in his reporting responsibilities, titles or offices, or any removal of Executive from any of such positions, except:  (1) in connection with the termination by the Employer of his employment for Cause or disability; or (2) in connection with the termination by Executive of his employment other than for Good Reason; or (3) as a result of his death; or

(ii)                                  any purported termination of Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(k) (and for purposes of this Amended Agreement, no such purported termination shall be effective).

(d)                                 It is the intention of the parties hereto that the payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Employer and shall not constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder.  In the event that the Employer’s independent accountants acting as auditors for the Employer determine that the payments provided for herein under Section 4 hereof constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, then the compensation payable under Section 4 hereof shall be reduced by the Employer in its sole discretion to the point that such compensation shall not qualify as an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder.

(e)                                  For purposes of this Amended Agreement, “Severance from Employment” means the cessation of the Executive’s employment with the Employer, including death, disability, retirement, resignation or discharge.  Any reference in this Amended Agreement to “termination” or “severance” in the context of employment means Severance from Employment.

(f)                                    If the Employer decides to terminate the Amended Agreement as a result of a dissolution of the Employer under Code Section 331, or with the approval of a bankruptcy court, the Employer must pay the severance or deferred compensation benefits in a single lump sum within 24 months after termination.  In addition, the Employer must aggregate any other deferred compensation arrangements as one undertaking and terminate them in the foregoing manner, and the Employer must not adopt a new arrangement with the Executive that would be aggregated with any terminated arrangements for three years following the date of termination.

5.                                      Covenants.

(a)                                  Confidentiality.  The Executive shall not, without the prior written consent of the Employer, disclose or use in any way, either during the Employment Term or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret acquired in the course of the Executive’s employment by the Employer.  The Executive acknowledges and agrees that it would be difficult to fully compensate the Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that the Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision.  This provision with respect to injunctive relief shall not, however, diminish the Employer’s right to claim and recover damages.  The Executive covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Employer or Employer’s affiliates, or any of their dealings, transactions or affairs which may come to the Executive’s knowledge in the pursuance of his duties or employment.

(b)                                 Non-Solicitation.

(i)                                     For a period during which Employee receives payments from Employer after the termination of Executive’s employment with the Employer for any reason (the “Date of Termination”), Executive will not contact or solicit, whether personally or indirectly through agents or representatives, any employee, consultant or service provider of the Employer, the Company, any subsidiary of the Employer or the Company, any affiliate of the Employer or the Company or any parent corporation of the Employer or the Company (the “Employer Group”) for the purpose of terminating his or her employment, consulting or service providing relationship with any member of the Employer Group.  For purposes of this Section 5(b), employee, consultant or service provider shall include any employee, consultant or service provider who has performed any service or other work for any member of the Employer Group, or entered into a written agreement to so perform any such service or other work, at any time within six months prior to the Date of Termination.

(ii)                                  For a period during which Employee receives payments from Employer after the Date of Termination, Executive will not contact or solicit, whether personally or indirectly though agents or representatives, any current customer of the Employer Group for the purposes of soliciting, diverting, or taking away or attempting to so solicit, divert or take away from the Employer Group, the banking or lending business of any customer of the Employer Group.

(iii)                               Executive agrees to provide a copy, or accurate written summary, of any of these restrictive covenants, still then applicable, to any person, firm, company or corporation from whom he seeks employment if that person, firm, company or corporation is a competitor of any member of the Employer Group.  Employer acknowledges that it has received a copy of the restrictive covenants of its immediately prior employer.

(iv)                              Executive represents to the Employer that the restrictions on his future business opportunities as provided in this Amended Agreement are fair and protect legitimate business interests of the Employer Group.  He further represents that, even considering the restrictive covenants in this Amended Agreement, he expects to be able to earn a good and reasonable living from those activities, areas, and opportunities not restricted by this Amended Agreement.

(c)                                  Termination of Payments.  Upon the breach by the Executive of any covenant under this Section 5, the Employer may terminate, offset or recover from the Executive immediately any and all benefits paid to the Executive pursuant to this Amended Agreement, in addition to any and all other remedies available to the Employer under the law or in equity.

(d)                                 Modification.  Although the parties consider the restrictions contained in this Section 5 reasonable as to protected business, duration, and geographic area, in the event that any court of competent jurisdiction deems them to be unreasonable, then such restrictions shall apply to the broadest business, longest period, and largest geographic territory as may be considered reasonable by such court, and this Section 5, as so amended, shall be enforced.

(e)                                  Other Agreements.  The Executive represents and warrants that neither the Executive’s employment with the Employer nor the Executive’s performance of his obligations hereunder will conflict with or violate the Executive’s obligations under the terms of any agreement with a previous employer or other party including agreements to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

6.                                      Withholding.

The Employer shall deduct and withhold from compensation and benefits provided under this Amended Agreement all necessary income and employment taxes and any other similar sums required by law to be withheld.

7.                                      Rules, Regulations and Policies.

The Executive shall use his best efforts to abide by and comply with all of the rules, regulations, and policies of the Employer, including without limitation the Employer’s policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations.

8.                                      Return of Employer’s Property.

After the Executive has received notice of termination or at the end of his period of employment with Employer, whichever first occurs, the Executive shall immediately return to Employer all documents and other property in his possession belonging to Employer.

9.                                      Construction and Severability.

The invalidity of any one or more provisions of this Amended Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Amended Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this Amended Agreement shall be construed as if such invalid provisions had not been inserted.

10.                               Governing Law.

This Amended Agreement shall be governed by the laws of the United States, where applicable, and otherwise by the laws of the State of Maryland other than the choice of law rules thereof.

11.                               Assignability and Successors.

This Amended Agreement may not be assigned by the Executive or the Employer, except that this Amended Agreement shall be binding upon and shall inure to the benefit of the successor of the Employer through merger or corporate reorganization.

12.                               Counterparts.

This Amended Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

13.                               Jurisdiction and Venue.

The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Amended Agreement shall be in a court of competent jurisdiction in the State of Maryland, and venue shall be in Prince George’s County.  Each party shall be subject to the personal jurisdiction of the courts of the State of Maryland.

14.                               Indemnification and Insurance.

During the Employment Term and for a period of six years thereafter, the Employer shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained to insure officers against personal liability for acts or omissions in connection with service as a director or officer of the Employer or any subsidiary or affiliate thereof or service in other capacities at the request of the Employer.  The coverage provided to the Executive pursuant to this section shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers of the Employer.

To the maximum extent permitted under applicable law, during the Employment Term and for a period of 6 years thereafter, the Employer shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any officer of the Employer or any subsidiary or affiliate thereof.

15.                               Notices.

All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Amended Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

(i)                                     If to the Employer:

The Washington Savings Bank

4201 Mitchellville Road

Bowie, MD 20716

Attn:  Chair, Board of Directors

with a copy (which shall not constitute notice) to:

Frank C. Bonaventure, Esq.

Ober, Kaler, Grimes & Shriver, P.C.

120 E. Baltimore Street

Baltimore, MD 21202

Fax: 443-263-7505

(ii)                                  If to the Executive:

Phillip C. Bowman

636 Cove Terrace

Arnold, MD 21012

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

16.                               Compliance with Internal Revenue Code Section 409A.

(a)                                  If the implementation of any of the provisions of the Amended Agreement would subject the Executive to taxes or penalties under Code Section 409A, the parties agree that the implementation of such provision shall be modified, or the Amended Agreement will be amended, to avoid such taxes and penalties while preserving the benefits intended to be provided to the Executive under the Amended Agreement to the maximum extent possible.

(b)                                 The payment of any benefit hereunder may not be deferred or accelerated in a manner that is inconsistent with the requirements of Code Section 409A.

17.                               Dispute Resolution.

Executive and Employer hereby agree that any and all disputes between the parties shall be resolved exclusively by the Complaint Resolution Procedures of the Bank’s Employee Policy Manual (“Handbook”) and, if such dispute cannot be resolved internally and involves a claim for money damages, by binding arbitration under the then applicable rules of JAMS (Judicial Arbitration & Mediation Services, of Washington D.C.) for the resolution of employment disputes.  The arbitration shall be held in Bowie, Maryland or such other location as the parties may mutually agree.  The administrative costs and arbitrator fees associated with the arbitration will be paid by the Employer to the extent any controlling judicial precedent or statute requires an employer to bear such costs in order to enforce this section of the Agreement to arbitrate.

This obligation to arbitrate rather than seeking official judicial relief shall apply regardless of whether the dispute is grounded in contract, tort or statutory law.  Without limiting the foregoing, this duty to arbitrate expressly covers claims under Title VII of the Civil Rights Act of 1964, as amended, the Maryland Fair Employment Practices Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act and other similar statutes prohibiting discrimination on the basis of various personal characteristics.  The arbitrator may award attorneys’ fees to the prevailing party if, in the arbitrator’s opinion, the losing party asserted an unreasonable position.

This Agreement does not alter the “at will” nature of the employment relationship between the parties, and Executive acknowledges that either party may terminate this Agreement as provided herein.

This pre-dispute resolution agreement covers all matters directly or indirectly related to Executive’s recruitment, employment or termination of employment by the Banks but excluding Worker’s Compensation Claims.

18.                               Miscellaneous.

This Amended Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements.

This Amended Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

The services to be performed by the Executive are special and unique; it is agreed that any breach of this Amended Agreement by the Executive shall entitle the Employer (or any successors or assigns of the Employer), in addition to any other legal remedies available to them, to apply to any court of competent jurisdiction to enjoin such breach.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the date and year first above written.

Attest:	THE WASHINGTON SAVINGS BANK

/s/ Cheryl Golden	/s/ Kevin P. Huffman
By: Kevin P. Huffman
Its: President

/s/ Phillip C. Bowman
Phillip C. Bowman
Executive